Amendment No. 1
to
2005 Stock Incentive Plan

Pursuant to resolutions duly adopted by the Board of Directors and stockholders of Cutanea Life Sciences, Inc., a Delaware corporation (f/k/a Pyxis Pharmaceuticals, Inc., the “Company”), the 2005 Stock Incentive Plan of the Company (as amended, the “Option Plan”), is hereby amended as follows:

Section 1 of the Plan is hereby deleted in its entirety and the following is hereby substituted therefor:

“1.           Purpose.  The purpose of the 2005 Stock Incentive Plan (the “Plan”) of CUTANEA LIFE SCIENCES, INC. (the “Company”) is to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives (“Incentives”) designed to attract, retain and motivate employees, directors, officers and consultants.  Incentives may consist of opportunities to purchase or receive shares of Common Stock, $0.001 par value, of the Company (“Common Stock”), on terms determined under this Plan.”

Section 5.1 of the Plan is hereby deleted in its entirety and the following is hereby substituted therefore:

“5.1.        Number of Shares.  Subject to adjustment as provided in Section 10.6, the number of shares of Common Stock which may be issued under the Plan shall not exceed 21,000,000 shares of Common Stock.  Of such aggregate number of shares of Common Stock that may be issued under the Plan, the maximum number of shares that may be issued as Incentive Stock Options under Section 422 of the Code is 21,000,000.  Any shares of Common Stock available for issuance as Incentive Stock Options may be alternatively issued as other types of Incentives under the Plan.  Shares of Common Stock that are issued under the Plan or that are subject to outstanding Incentives will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan.”

[Signature Page Follows]

Effective as of ________________.

Cutanea Life Sciences, Inc.

By:
Name: Robert J. Bitterman
Title: President and Chief Executive Officer